SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                                  ALPNET, INC.
                (Name of Registrant as Specified in its Charter)

                                  ALPNET, INC.
                    Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1)     Title of each class of securities to which transaction applies:

   2)     Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4)     Proposed maximum aggregate value of transaction:

   5)     Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)     Amount Previously Paid:
   2)     Form, Schedule or Registration Statement No.:
   3)     Filing Party:
   4)     Date Filed:


                                  ALPNET, INC.

                         4444 SOUTH 700 EAST, SUITE 204
                        SALT LAKE CITY, UTAH  84107-3075

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 1996


To the Shareholders of ALPNET, Inc.:

     Notice is hereby given that the Annual Meeting of the Shareholders of ALPNET, Inc. (the "Company"), will be held on Thursday, May 23, 1996, at 1:00 p.m., Mountain Daylight Time, Red Lion Hotel, 255 South West Temple, Salt Lake City, Utah, for the following purposes:

1.   To elect directors for the terms specified in the enclosed Proxy Statement;

2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year 1996;

3. To approve an executive stock option plan for key executives of the Company; and

4.   To transact any other business which may properly come before the meeting.

     Only the shareholders of record at the close of business on March 15, 1996 are entitled to receive notice and to vote at the meeting and any adjournments thereof. A list of shareholders as of such date will be available for examination by any shareholder for any appropriate purpose relating to the meeting, at the offices of the Company, for ten days prior to May 23, 1996.

     The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.
                                              By Order of the Board of Directors



                                                                 D. Kerry Stubbs
                                                                       Secretary


Salt Lake City, Utah
April 1, 1996

     IT IS IMPORTANT THAT ALL SHAREHOLDERS BE REPRESENTED AT THE MEETING. Shareholders who are unable to attend in person SHOULD IMMEDIATELY MARK, SIGN, DATE AND RETURN the accompanying form of proxy in the enclosed self-addressed envelope. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person. The proxy may be revoked at any time prior to its exercise in the manner described in the Proxy Statement.



                                  ALPNET, INC.

                         4444 SOUTH 700 EAST, SUITE 204
                        SALT LAKE CITY, UTAH  84107-3075

                                  APRIL 1, 1996

                                 PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of ALPNET, Inc. (the "COMPANY"), of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Red Lion Hotel, 255 South West Temple, Salt Lake City, Utah, on Thursday, May 23, 1996, at 1:00 p.m., Mountain Daylight Time, and at any and all adjournments thereof. This proxy statement and the accompanying form of proxy will be first sent or given to shareholders on or about April 10, 1996.

     Your vote is important. Accordingly, you are urged to sign and return the enclosed proxy whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

     ANY SHAREHOLDER WHO EXECUTES A PROXY MAY REVOKE IT ANY TIME BEFORE IT IS VOTED BY NOTIFYING THE SECRETARY OF THE COMPANY, IN WRITING, OF THE REVOCATION, OR BY DULY EXECUTING ANOTHER PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND EXPRESSING A DESIRE TO VOTE HIS OR HER SHARES IN PERSON.

     The cost of this solicitation will be borne by the Company. The Company will use its own employees to assist in the solicitation of proxies. Although there is no formal agreement to do so, the Company may also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.


                                VOTING SECURITIES

     The Company's authorized capital stock consists of 40 million shares of no par value Common Stock and 2 million shares of Preferred Stock. As of March 15, 1996 (the "RECORD DATE"), shares which are entitled to vote at the meeting include: (i) 16,200,541 shares of Common Stock; (ii) 459,411 shares of series B Preferred Stock which has voting rights as if the preferred shares had been converted to common shares at the ratio of three common shares for each preferred share, for a total equivalent number of 1,378,233 common shares; and
(iii) 584,257 shares of series C Preferred Stock and 87,339 shares of series D Preferred Stock which have voting rights as if the preferred shares had been converted to common shares at the ratio of nine common shares for each preferred share, for a total equivalent number of 5,258,313 common shares and 786,051 common shares, for series C and D, respectively. Only those shareholders of record at the close of business on the Record Date will be entitled to vote. Each shareholder of Common Stock will be entitled to one vote for each common share owned by him or her. Each shareholder of series B Preferred Stock will be entitled to three votes for each series B preferred share owned by him or her and each shareholder of series C or series D Preferred Stock will be entitled to nine votes for each series C or series D preferred share owned by him or her. The affirmative vote of a majority of shares represented at the meeting will be the act of the shareholders. Unless contrary instructions are given, all shares represented by the persons named in the enclosed form of proxy will be voted "FOR" each of the proposals and otherwise in the discretion of any of the persons acting as proxies.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of March 15, 1996, the beneficial ownership of the Company's Common Stock and Common Stock equivalents by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, and (ii) all directors and executive officers as a group. Detailed information regarding voting securities beneficially owned by directors and director nominees is disclosed under Election of Directors, below. The information shown below was furnished to the Company by the respective persons listed.


                                                      Shares of
                                                     Common Stock
                                                   and Equivalents                  Percent of
                                                    Beneficially                  Common Stock
   Name and Address                                  Owned as of                 and Equivalents
   of Beneficial Owner                         March 15, 1996 (1) (2)          Outstanding (1) (2)
   H. F. Boeckmann, II                              6,025,939(3)                        27.9%
   15505 Roscoe Boulevard
   Sepulveda, CA  91343

   NFT Ventures, Inc.                               2,765,826(4)                        15.8%
   10050 North Wolfe Road
   Suite SW2-240
   Cupertino, CA  95014

   Michael F. Eichner                               1,135,837(5)                         6.7%
   69A Parkhall Road
   West Dulwich
   London SE21 8EX
   United Kingdom

   Ogilvy & Mather (Canada) Ltd.                    1,068,076                            6.6%
   33 Yonge Street
   Toronto, Ontario
   Canada  M5E 1X6

   Jaap van der Meer                                1,081,818(6)                         6.5%
   Emmaplein 2
   Amsterdam
   The Netherlands

   All executive officers and                       2,241,166(7)                        12.8%
   directors as a group
   (5 persons)


(1)      The persons named in the table above have sole voting power with respect to all shares of Common Stock and Common Stock equivalents beneficially owned by them, subject to joint tenancy and community property laws, where applicable, and the information contained in the notes to this table.

         The percentages indicated in the table have been computed assuming that each shareholder has exercised all of his available options to acquire Common Stock and has converted all of his Preferred Stock to Common Stock and that no other shareholder has made the same exercise or conversion, thus indicating the maximum percentage share of ownership possible.

         The Preferred Stock has voting rights as if the Preferred Stock has been converted to Common Stock, at the ratio of three common shares for each preferred share of series B Preferred Stock and at the ratio of nine common shares for each preferred share of series C or D Preferred Stock.  Holders of the Preferred Stock have these voting rights even if the
         Preferred Stock is never converted to Common Stock.

(2)      These amounts do not include shares reserved for issuance pursuant to exercise of stock options granted under the
         Company's 1983 Non-Statutory Stock Option Plan or any other stock options which are not exercisable within 60 days of
         March 15, 1996.

(3)      Includes: (i) 65,800 shares of Common Stock owned by Mr. Boeckmann's immediate family, as to which he disclaims beneficial ownership; (ii) 617,646 shares of Common Stock issuable upon the exercise of the right to convert series B
         Preferred Stock which right is exercisable within 60 days of March 15, 1996; and (iii) 4,749,219 shares of Common Stock issuable upon the exercise of the right to convert series C Preferred Stock which right is exercisable within 60 days of
         March 15, 1996.

(4)      Includes:  (i) 760,587 shares of Common Stock issuable upon the exercise of the right to convert series B Preferred Stock which right is exercisable within 60 days of March 15, 1996; and (ii) 509,094 shares of Common Stock issuable upon the exercise of the right to convert series C Preferred Stock which right is exercisable within 60 days of March 15, 1996.

(5)      Includes 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 15, 1996.

(6)      Includes 500,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of March 15,
         1996.

(7)      Includes: (i) 955,115 shares of Common Stock issued and outstanding; (ii) 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 15,
         1996; and (iii) 500,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of March
         15, 1996.



                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

     At the meeting, four directors are to be elected to hold office for one year or until their successors shall be elected and qualified or until they resign. Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote "FOR" the election of the persons identified as nominees for director in the table below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted "FOR" such other person or persons, if any, as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve. The election of each director requires the affirmative vote of not less than a majority of the issued and outstanding Common Stock and Preferred Stock represented and entitled to vote at the meeting. Each share of Common Stock will be entitled to one vote for each director; each share of series B Preferred Stock will be entitled to three votes for each director; and each share of series C or series D Preferred Stock will be entitled to nine votes for each director.

     No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was nominated or is to be elected as a director or officer.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTORS OF THE COMPANY.


                           INFORMATION ABOUT DIRECTORS

     The following table sets forth the name and age of each nominee, the position and office with the Company held by each nominee, the year each first became a director, and the beneficial ownership of stock in the Company of each. The information below the table sets forth the principal occupation, employment and business experience of each nominee during the past five years.

                                                                         Shares of
                                                                        Common Stock
                                                                       and Equivalents             Percent of
                                                      First          Beneficially Owned           Common Stock
Name, Address                                        Became                 As of               and Equivalents
and Position                           Age         a Director       March 15, 1996(1) (2)      Outstanding(1) (2)


Nominees for Director
Michael F. Eichner                     50            1988                1,135,837(3)                    6.7%
   69A Parkhall Road
   West Dulwich
   London  SE21 8EX
   United Kingdom
   Director and Chairman

Thomas F. Seal                         42            1989                   21,511                        *
   4444 South 700 East
   Suite #204
   Salt Lake City, UT 84107
   President and Chief
     Executive Officer,
     Director

John W. Wittwer                        50            1993                    2,000                        *
   4444 South 700 East
   Suite #204
   Salt Lake City, UT  84107
   Executive Vice President,
     Director

Jaap van der Meer                      41           First Time           1,081,818(4)                    6.5%
   Emmaplein 2                                       Nominee
   Amsterdam
   The Netherlands
   Vice President Sales and
     Marketing


*        Less than 1%

(1)      The persons named in the table above have sole voting power with respect to all shares of Common Stock and Common Stock equivalents beneficially owned by them, subject to joint tenancy and community property laws, where applicable, and the information contained in the notes to this table.

         The percentages indicated in the table have been computed assuming that each director or nominee has exercised all of his available options to acquire Common Stock and has converted all of his Preferred Stock to Common Stock and that no other shareholder has made the same exercise or conversion, thus indicating the maximum percentage share of ownership possible.

(2)      These amounts do not include shares reserved for issuance pursuant to exercise of stock options granted under the
         Company's 1983 Non-Statutory Stock Option Plan or any other stock options which are not exercisable within 60 days of
         March 15, 1996.

(3)      Includes 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 15, 1996.

(4)      Includes 500,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of March 15,
         1996.


MICHAEL F. EICHNER. Mr. Eichner has served as a director of the Company since May 1988 and is currently the Chairman of the Board of Directors. He was serving as Executive Chairman of Interlingua Group Ltd. of London England (then the largest translation Company in Europe) from 1985 until March 1988 when Interlingua was acquired by ALPNET, Inc. He joined Interlingua in 1978 and served as its Managing Director until 1985 when he assumed the position of Executive Chairman. Mr. Eichner is Chairman of Eurosis Group P.L.C. of London, England, a company involved in providing leased equipment and personnel to the international conference and meetings industry.

THOMAS F. SEAL. Mr. Seal joined the Company in January 1987 as its Vice President of Research and Development. In June 1988, Mr. Seal assumed responsibility for the Company's Canadian operations, and he resided in Canada from October 1988 to March 1989 where he directed the restructuring of Canadian operations. In April 1989, Mr. Seal returned to the U.S., and was named President and Chief Executive Officer in May 1989. Mr. Seal was elected to the Board of Directors in June 1989. Mr. Seal presently resides in London where he oversees the worldwide operations of the Company. Mr. Seal received his B.S. degree in Computer Science from Brigham Young University in 1975, and since that time has held a variety of technical and management positions in companies related to the computer industry.

JOHN W. WITTWER. Mr. Wittwer is one of the founders of the Company. He has been employed by the Company since 1982 serving in various positions including Vice President of Finance and Administration, Director of Administration, Executive Vice President, Chief Executive Officer, Treasurer and Chief Financial and Accounting Officer. Mr. Wittwer is a Certified Public Accountant, is currently serving as Executive Vice President and U.S. Country Manager, and has served as a director of the Company since May 1993.

JAAP VAN DER MEER. Mr. Van der Meer joined ALPNET in September 1995 assuming responsibilities for strategic development and worldwide sales and marketing. Before Mr. Van der Meer joined ALPNET, he was the CEO of the INK Network, a leading international translation/localization company. Mr. Van der Meer founded INK in 1980 and he and his partners sold the company to R.R. Donnelley & Sons Company in 1993. At the end of 1994, Mr. Van der Meer left Donnelley to pursue his interests in combining telecommunications with language services and worked on various consultancy projects in this area before joining ALPNET. Mr. Van der Meer is of Dutch nationality and studied linguistics and literature at the University of Amsterdam.



                      COMMITTEES OF THE BOARD OF DIRECTORS
                             AND MEETING ATTENDANCE

     The Board of Directors has the responsibility of establishing broad corporate policies and overseeing the overall performance of the Company. Regular meetings of the Board of Directors are held once each quarter, and special meetings are scheduled when required. There were four regular meetings and one special meeting of the Board of Directors during 1995. All directors attended all of the regular meetings and all of the current directors attended the special meeting.

     The Company has a standing Audit and Budget Committee of the Board of Directors which is currently comprised of Messrs. Eichner and Seal. The principal audit-related functions of the Audit and Budget Committee are to consider and recommend the selection of independent public accountants to audit the Company's financial statements, to review the Company's internal accounting policies and controls, to review with the independent public accountants the scope and content of their audit and their recommendations and comments with respect to internal controls and accounting systems, and to reinforce the independence of the independent public accountants. The principal budget-related function of the Committee is to review and recommend for approval the annual budget of the Company. During 1995, the Audit and Budget Committee held one meeting.

     The Company also has a standing Compensation Committee, currently comprised of Messrs. Eichner and Seal. The functions of the Compensation Committee include reviewing and making recommendations concerning the compensation of executive officers, the granting of stock options to employees, and the compensation policies of the Company. The Compensation Committee held two meetings in 1995.

                            COMPENSATION OF DIRECTORS

     Members of the Board of Directors are paid a quarterly fee of $200 for services as a director. In addition, each director is paid $200 for attendance at each meeting of the Board of Directors and $75 for attendance at each meeting of any committees thereof. During 1995, $10,600 of directors' fees were paid, $3,150 of which related to amounts earned in 1994.

     In addition to the above remuneration, Mr. Eichner was paid a total of $24,996 for independent consulting services provided to the Company during 1995.

                          CERTAIN SIGNIFICANT EMPLOYEES

     In addition to the directors who also serve as officers, the Company has certain significant employees who are engaged in management positions in its international translation operations and other areas, as follows:

     FRANCISCO CIVIT, 36. Country Manager of ALPNET Spain. Born in Barcelona, Mr. Civit is a Telecommunications Engineer and completed his studies at the Engineer of Telecommunications Superior Technical School of Barcelona in 1988. He worked as a Product Manager for Square D Company Spain for several years. Later, he was General Manager of a lighting manufacturing company before joining ALPNET in December of 1991. Mr. Civit is fluent in Spanish and English.

     RAYMOND J. KING, 39. Country Manager of ALPNET U.K. - South. Mr. King obtained his Bachelor of Arts degree in German in 1979, with additional studies in French and English. He has been with the U.K. operation for 13 years and presently manages ALPNET U.K.'s international project management team as well as its in-house electronic publishing group. Mr. King speaks English and German.

     GERALDINE LIM, 42. Director of ALPNET Asia. Ms. Lim was born in Singapore and attended both Chinese and English schools developing her language skills. Her professional career started in the travel industry in the Far East. In the Singapore Foreign Service, she headed the Consular and Administrative Departments of the Singapore Commission in Hong Kong. Thereafter, she was a freelance journalist. She is currently responsible for ALPNET's Far East operations in Singapore, Hong Kong, Korea, China and Japan. Ms. Lim is fluent in Chinese and English.

     DAVID J. MARSHALL, 34. Country Manager of ALPNET U.K. - Regions and Finance Director of ALPNET U.K. Mr. Marshall graduated with a degree in French and German from the University of Durham in 1984. He qualified as a Chartered Accountant with Arthur Andersen & Co. before joining ALPNET in 1988. Mr. Marshall has operational responsibility over several of the U.K. offices and also coordinates accounting and finance matters in the U.K. Mr. Marshall is fluent in English, French and German.

     DENIS MARTIN, 35. Country Manager of ALPNET France. Born in French Canada, Mr. Martin graduated with a degree in French-English Translation from the Concordia University in 1986. After two years in freelance translation, he joined ALPNET Canada as Medical Translation Manager. He held positions in marketing and production in Canada before moving to France where he took over the management of ALPNET France. Mr. Martin is fluent in French and English.

     DR. FRANCOIS MASSION, 41. Country Manager of ALPNET Germany. Dr. Massion graduated as a translator from the University of Mayence. He obtained his Doctorate at Erlangen University. He worked in Germany for 11 years for a large Munich bank, for Erlangen University, and for a large manufacturing company before joining ALPNET in 1989. Dr. Massion is fluent in French, German and English.

     D. KERRY STUBBS, 41. Chief Financial Officer, Treasurer, and Secretary. Mr. Stubbs joined the Company in November 1993 as Vice President Finance. He has been Chief Financial Officer and Treasurer since June 1994 and Secretary since February 1995. His responsibilities include coordinating the international accounting, finance and taxation functions of the Company as well as managing and directing these functions in the U.S. A Certified Public Accountant, he practiced with Ernst & Young for 13 years prior to joining the Company.

     DANIEL D. VINCENT, 41. Country Manager of ALPNET Canada. Mr. Vincent is a Certified Management Accountant (Canada) and holds an M.B.A. degree from Concordia University and a Bachelor of Business Administration with Honors from Bishops University. Mr. Vincent has been managing ALPNET Canada since 1988. Previously, Mr. Vincent spent three years as Vice President of Finance and Administration at Comp-U-Card Canada, a large telemarketing service, and six years as Corporate Controller/Treasurer for a subsidiary of RCA. Mr. Vincent is fluent in French and English.


                             EXECUTIVE COMPENSATION

     The information set forth below regarding Executive Compensation has been prepared in compliance with SEC Regulation S-B. Regulation S-B simplifies ongoing disclosure and filing requirements for qualifying small businesses in an effort to reduce the compliance burdens placed on them by the Federal securities laws. Accordingly, the Company is exempt from some of the expanded executive compensation reporting requirements.

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Thomas F. Seal, the President and Chief Executive Officer of the Company, and the other most highly compensated executive officers (named executives) of the Company, whose total annual salary and bonus exceeded $100,000 in 1995.


                                                    SUMMARY COMPENSATION TABLE



                                                                               Long-Term Compensation

                                                   Annual Compensation       Awards
                                                                                           Payouts


                                                              Other
                                                              Annual   Restricted Securities              All other
                                                              Compen-     Stock   Underlying      LTIP     Compen-
     Name and                               Salary  Bonus(1) sation(2)  Award(s)   Options      Payouts   sation(3)
Principal Position                  Year      ($)     ($)      ($)         ($)        (#)         ($)        ($)
Thomas F. Seal                      1995   124,000  17,000   10,800         0      750,000         0       25,943
President and Chief Executive
Officer                             1994   120,000       0    1,600         0            0         0            0
                                    1993   113,420   8,750    1,600         0       50,000         0            0

John W. Wittwer                     1995   120,500   7,000    1,800         0      250,000         0            0
Executive Vice President            1994   118,000       0    1,600         0            0         0            0
                                    1993   111,300   8,750      800         0       50,000         0            0


(1)      The amounts shown represent what was earned in the respective years.  Certain of these amounts were paid in subsequent years.

(2)      Represents directors' fees earned for the respective years, and, for Mr. Seal, $9,000 of cost of living payments due to increased foreign living expenses in 1995.

(3)      Represents payments made to or for the benefit of the named executive for foreign housing and utilities
         ($19,647) and certain other specific foreign-location items ($6,296).  The Company's Board of Directors has also agreed to reimburse Mr. Seal for any foreign income tax costs which are incurred in excess of what would have been paid by him absent the foreign assignment.  No such amounts have yet been paid or determined for any of the years presented.



                              OPTION GRANTS IN 1995

The following table sets forth certain information concerning options to purchase restricted Common Stock granted during 1995 to the executives named in the Summary Compensation Table.

                                                         INDIVIDUAL GRANTS

                                                    % of
                                Number              Total
                             of Securities         Options
                               Underlying          Granted
                                Options         to Employees            Exercise               Expiration
Name                         Granted(#)(1)         in 1995           Price ($/Sh)(2)              Date
Thomas F. Seal                  250,000                                   $.50             September 1, 2000
                                250,000                20.8%              $.75             September 1, 2000
                                250,000                                  $1.10             September 1, 2000


John W. Wittwer                  83,334                                   $.50             September 1, 2000
                                 83,334                 6.9%              $.75             September 1, 2000
                                 83,332                                  $1.10             September 1, 2000


(1) All options granted and reported in this table have been granted with the terms described in the section "Compensation
    Pursuant to Plans" under the heading "1995 Grant of Stock Options for Purchase of Restricted Stock," below.

(2) Exercise price was in excess of the fair market value on the date of grant of $.34375, determined by calculating the average of high and low prices of Common Stock as reported by the Nasdaq Stock Market.


                      AGGREGATED OPTION EXERCISES IN 1995
                       AND DECEMBER 31, 1995 OPTION VALUES

                   The following table sets forth certain information concerning the exercise in 1995 of options to purchase Common Stock by the Executives named in the Summary Compensation Table and the unexercised options to purchase Common Stock held by such individuals at December 31, 1995.


                                                           Number of                       Value of
                                                     Securities Underlying               Unexercised
                                                          Unexercised                    In-the-Money
                         Shares                            Options at                     Options at
                        Acquired        Value             12/31/95 (#)                 12/31/95 (2) ($)
                       on Exercise    Realized(1)
Name                        (#)           ($)       Exercisable/Unexercisable      Exercisable/Unexercisable
Thomas F. Seal               0             0              0 / 750,000                     0 / 762,500

John W. Wittwer              0             0              0 / 250,000                     0 / 254,167

(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise (the average of high and low prices of Common Stock as reported by the Nasdaq Stock Market for the exercise date) over the relevant exercise price.

(2) The value is calculated based on the aggregate amount of the excess of the average of the high and low prices of Common Stock as reported by the Nasdaq Stock Market for December 31, 1995 ($1.80) over the relevant exercise price(s).  Options are "in-
    the-money" if the fair market value of the underlying securities exceeds the exercise price of the option.


                         COMPENSATION PURSUANT TO PLANS

INCENTIVE STOCK OPTION PLAN

     As of December 31, 1995, 136,577 shares were reserved for issuance under the 1981 Incentive Stock Option Plan (the "1981 PLAN"). As of December 31, 1995, an aggregate of 47,677 shares of Common Stock had been issued upon exercise of options granted under the 1981 Plan, and no options were outstanding. No options were granted during 1995. The Company is no longer granting new options under the 1981 Plan, primarily because of changes in the U.S. individual income tax laws.

1983 NON-STATUTORY STOCK OPTION PLAN

     The Company originally reserved 800,000 shares of Common Stock for issuance under its 1983 Non-Statutory Stock Option Plan, as amended (the "1983 PLAN"). The 1983 Plan is administered by the Board of Directors (with recommendations from the Compensation Committee), which selects the optionees and determines:
(i) the number of shares subject to each option; (ii) when the option becomes exercisable; (iii) the exercise price; and (iv) the duration of the option, which cannot exceed ten years from the date of the grant. The options granted pursuant to the Company's 1983 Plan are reserved for issuance to key employees, executive officers, directors and independent contractors of the Company and its subsidiaries. Generally, the options expire if employment is terminated and are non-transferable except by Will or the laws of descent and distribution as to accrued or vested portions. In 1988, the initial term of the 1983 Plan expired. The Board of Directors has extended the term of the 1983 Plan to 1998.

     The Board of Directors may also grant stock appreciation rights ("SAR's") in connection with specific options granted under the 1983 Plan. Each SAR entitles the holder to either cash (in an amount equal to the excess of the fair market value of a share of the Company's Common Stock over the option price of the related option) or Common Stock (with the number of shares issued being determined by dividing the SAR's cash value by the fair market value of a share on the SAR exercise date). SAR's may be granted at the same time options under the 1983 Plan are granted and to holders of previously granted options. No SAR's have been granted under the 1983 Plan.

     In August 1989, the shareholders of the Company approved a reallocation of 263,423 of the shares originally reserved under the Company's 1981 Incentive Stock Option Plan as additional shares reserved for issuance under the 1983 Plan. Accordingly, the number of shares reserved for issuance under the 1983 Plan at December 31, 1995 was 1,063,423.

     At December 31, 1995, 160,831 shares of Common Stock had been issued upon exercise of options granted under the 1983 Plan, and options to purchase an aggregate of 321,100 shares of the Company's Common Stock (net of exercises and cancellations) were outstanding under the 1983 Plan. Based on 1,063,423 shares reserved for issuance at December 31, 1995 and 481,931 shares issued or issuable upon exercise of options granted under the 1983 Plan, options for an additional 581,492 shares could be granted in the future, under terms of the Plan.
However, in conjunction with the grant of stock options to certain executives of the Company in August 1995, which are not part of the 1983 Plan or the 1981 Plan (see below), the Board of Directors limited to 500,000 the number of shares that could be issued under the terms of the two existing Plans of the Company, from that date forward. This limitation effectively reduces the number of shares which can be issued for stock options granted under the 1983 Plan from 581,492 shares to 123,700 shares at December 31, 1995.

1995 GRANT OF STOCK OPTIONS FOR PURCHASE OF RESTRICTED STOCK

     In August 1995, the Board of Directors approved the grant of stock options to nine members of management, including a new vice president of the Company. In total, options to purchase 2,950,000 shares of restricted Common Stock were granted, with the following terms and conditions. As currently granted, 983,333 optioned shares vest on September 1, 1996 and are exercisable at $.50 per share; 983,333 optioned shares vest on September 1, 1997 and are exercisable at $.75 per share; and 983,334 optioned shares vest on September 1, 1998 and are exercisable at $1.10 per share. Options to purchase 750,000 shares of Common Stock were granted to Thomas F. Seal (with vesting dates of September 1, 1996, 1997 and 1998) and 250,000 shares of Common Stock were granted to John
W. Wittwer (with vesting dates of September 1, 1996, 1997 and 1998).

     All unexercised options expire on September 1, 2000 or when the employee terminates employment with the Company, if sooner. All existing options (for the purchase of approximately 450,000 shares of unrestricted Common Stock) previously granted to members of management participating in the new grants, were voluntarily forfeited. Thomas F. Seal forfeited options to purchase 93,489 shares of Common Stock and John W. Wittwer forfeited options to purchase 102,000 shares of Common Stock.

PROFIT SHARING 401(K) PLAN

     In January 1986, the Company adopted a contributory profit sharing plan ("PLAN") which is designed to meet the requirements for qualification under
Section 401(k) of the Internal Revenue Code. The adoption of the Plan was approved by the Board of Directors in November 1985. Under the provisions of the Plan, a covered employee may elect a salary reduction and have an amount equal to the reduction of salary contributed to the Plan for his or her benefit, which contribution is excluded from the covered employee's taxable income. The Company has the discretion to make additional contributions to the Plan for the benefit of the employees, except that no discretionary contributions may be made for any officer of the Company. The total of the Company's deductible annual contribution may not exceed the lesser of 15% of the employee's annual compensation or $30,000, reduced by such employee's elective deferral of compensation, which may not exceed $9,240 per annum. Company contributions to the Plan were $3,900 in 1995 and $1,700 in 1994.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 1993, the Company's long-term debt to affiliates consisted of the following:

                                                                                        Thousands of dollars

Secured note payable to H.F. Boeckmann, II, due in quarterly installments commencing March 31, 1994 through June 30, 1996,
   interest at prime plus 1.5% payable monthly                                                   $1,632

Secured note payable (300,000 Swiss francs) to Michael F. Eichner, due in quarterly installments commencing March 31, 1994 through
   June 30, 1996, interest at 9% payable monthly                                                    243

Unsecured note payable to NFT Ventures, Inc., due in quarterly installments commencing March 31, 1994 through September 30, 1995,
   interest at prime plus 3% payable quarterly                                                      175
                                                                                                 $2,050

        In June 1994, the Company completed a capital restructuring with all three of the shareholders holding the debt described above. The agreements with these shareholders provided for the following:

(1) Conversion of the debt owed to H.F. Boeckmann, II and NFT Ventures, Inc. into a new series of Convertible Preferred Stock of the Company;

(2) Deferral of the due dates for repayment of the 300,000 Swiss franc ($243,000) note payable to Michael F. Eichner to 1996 and beyond; and

(3) Elimination of all of the outstanding warrants held by these shareholders to purchase up to 8,390,000 additional shares of the Company's Common Stock.

       The conversion of $1,807,000 of debt ($1,734,000, net of related costs) to preferred shares resulted in the issuance of 584,257 shares of Series C Preferred Stock. H.F. Boeckmann, II, received 527,691 shares and NFT Ventures, Inc. received 56,566 shares. This Preferred Stock is convertible at the option of the shareholders into common shares at a rate of nine common shares for each preferred share, has voting rights as if the preferred shares were already converted, and features a 10% non-cumulative dividend subject to the discretion of the Board of Directors.

       In conjunction with the capital restructuring, the Company entered into a "financial monitoring agreement" with H.F. Boeckmann, II which requires the Company, among other things, to obtain prior approval for major financing transactions, significant asset purchases or sale of a major portion of the Company's assets.

       In August 1995, the Company converted the $243,000 debt owed to Michael
F. Eichner ($242,000, net of related costs) to a new series of Convertible Preferred Stock of the Company. Mr. Eichner received 87,339 shares of series D Preferred Stock, which is convertible at the option of the shareholder into common shares at a rate of nine common shares for each preferred share, has voting rights as if the preferred shares were already converted, and features a 10% non-cumulative dividend subject to the discretion of the Board of Directors.

       The Company paid interest of approximately $40,700 to Mr. Boeckmann in 1994; approximately $14,300 and $19,900 to Mr. Eichner in 1995 and 1994, respectively; and approximately $3,900 to NFT Ventures, Inc. in 1994.

       In 1995, the Board of Directors granted options for the purchase of 2,950,000 shares of restricted Common Stock to nine members of management, all as described in the section, "Compensation Pursuant to Plans" under the heading "1995 Grant of Stock Options for Purchase of Restricted Stock."

       In 1995, the Company issued 581,818 shares of restricted Common Stock to Jaap van der Meer for net proceeds of approximately $194,000. In conjunction with this transaction, the Company granted Mr. Van der Meer an option to acquire 500,000 shares of restricted Common Stock. The option was exercisable at date of grant and expires on September 1, 2000, unless Mr. Van der Meer terminates employment with the Company sooner. The price per share of $.34375 for both of these transactions was based upon the average of high and low prices of Common Stock as reported by the Nasdaq Stock Market on the day the Board of Directors approved the transactions.

     As of December 31, 1995, the Company has a $67,200 unsecured promissory note receivable, bearing interest at prime plus 3%, from J.W. Wittwer, Executive Vice President and Director. The note balance was $76,100 at December 31, 1994.



              LITIGATION INVOLVING EXECUTIVE OFFICERS AND DIRECTORS

     No executive officer or director of the Company has been during the past five years, nor is presently, involved in any litigation material to such executive officer's or director's ability to serve as such or as to his integrity.


                      RATIFICATION OF SELECTION OF AUDITORS
                                (Proposal No. 2)

     Subject to ratification by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has selected the accounting firm of Ernst & Young LLP to serve as auditors of the financial records of the Company and its subsidiaries for the fiscal year ending December 31, 1996. The accounting firm of Ernst & Young LLP, and its predecessors, has been the independent auditor of the Company since 1983.

     One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

     THE SELECTION OF ERNST & YOUNG LLP WILL BE SUBMITTED FOR RATIFICATION BY THE SHAREHOLDERS AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION.



                         PROPOSAL TO APPROVE THE ALPNET
                           EXECUTIVE STOCK OPTION PLAN
                                (Proposal No. 3)

     The Board of Directors has approved and proposes the adoption of the ALPNET Executive Stock Option Plan (the "PLAN"), the approval of 2,950,000 shares to be set aside for and be issuable under the Plan, and the approval of the term of the Plan to September 1, 2000.

     The primary purpose of the Plan is to afford an incentive to key executive employees of the Company and to enable the Company to retain such key employees, thereby promoting the interests of the Company and all its stockholders.

     The Plan is intended to encompass certain existing stock options for the purchase of restricted Common Stock previously granted in August 1995, all of which are and will be "non-qualified" options within the meaning of the applicable sections of the Internal Revenue Code, as amended. (See "Federal Income Tax Consequences.") The significant features of the Plan, as it is proposed, are as follows:


     1. The Plan will be administered by the Board of Directors. The Board shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operation of the Plan as it shall deem to be necessary.

     2. The Plan provides for no additional grants of options unless some of the previously granted options, as discussed hereafter, are forfeited or terminated prior to September 1, 2000. Rather, the Plan encompasses certain options already granted to the key executives in August 1995 and changes no terms of those options except for (i) an extension of the vesting dates from September 1, 1996, 1997 and 1998 to June 1, 1998, 1999 and 2000, and (ii) for registration of the stock set aside for issuance with the SEC.

     3. The options as modified will vest and become exercisable in three equal installments on June 1, 1998 at an exercise price of $.50 per share; June 1, 1999 at an exercise price of $.75 per share; and June 1, 2000 at an exercise price of $1.10 per share. All options will terminate, if not sooner exercised, on September 1, 2000. The Plan and the options will contain appropriate antidilution provisions for adjustment of the number of shares subject to options and the option price in the event of stock splits, stock dividends and certain other events described in the Plan. The fair market value of the Company's Common Stock as of August 17, 1995, the grant date, was $.34375 per share, determined by calculating the average of high and low prices as reported by the Nasdaq Stock Market. The fair market value of the Company's Common Stock as of March 15, 1996 was $1.53125 per share, determined by calculating the average of high and low prices as reported by the Nasdaq Stock Market.

     4. Upon adoption, the total number of shares of the Company's no-par value Common Stock available for issuance upon the exercise of options will be 2,950,000, issuable as follows:


                 Name and Position                                           Number of Shares
                 Thomas F. Seal                                                     750,000
                   President and CEO and
                   Nominee for Director

                 Jaap van der Meer                                                  750,000
                   Vice President Sales and Marketing and
                   Nominee for Director

                 John W. Wittwer                                                    250,000
                   Executive Vice President and
                   Nominee for Director

                 D. Kerry Stubbs                                                    150,000
                   Chief Financial Officer, Treasurer and
                   Secretary

                   Current executive officers as a group                          1,900,000


                 Raymond J. King                                                    250,000
                   Country Manager of ALPNET U.K. - South

                 David J. Marshall                                                  250,000
                   Country Manager of ALPNET U.K. - Regions

                 Dr. Francois Massion                                               250,000
                   Country Manager of ALPNET Germany

                 Geraldine Lim                                                      150,000
                   Director of ALPNET Asia

                 Daniel D. Vincent                                                  150,000
                   Country Manager of ALPNET Canada

                   All non-executive management as a group                        1,050,000

                   Total                                                          2,950,000


          Management currently contemplates registering the stock set aside for issuance under the Plan with the Securities and Exchange Commission ("SEC").

     5. The Plan initially would cover only the options granted to the nine key executive employees of the Company listed above, although additional options can be granted to other key employees if any of the above options are forfeited for any reason.

     6. The options are not transferable except to the optionee's estate in the event of death. In the event of termination of employment of an optionee, all options shall lapse immediately. In the event of death, any outstanding options shall be exercisable for a period of six months after death.

     7. Payment of the exercise price can be made in full or part with the stock of the Company valued at fair market value as of the date of exercise of the option.

     8. The vesting of options will accelerate under certain situations involving a change in control of the Company.

     9. The Board of Directors may at any time terminate, annul, modify or suspend the Plan, subject to the following conditions: No termination or modification shall terminate any outstanding options granted under the Plan; no change can be made without stockholder approval if the change increases the maximum number of shares which may be exercised under the Plan or alters the option price so that it is less than the fair market value of Common Stock on the grant date for any new option grants, extends the option period longer than September 1, 2000 or materially modifies the requirements as to eligibility for participation in the Plan; or causes the options granted under the Plan not to qualify for the exemption provided by Rule 16b-3 of the Securities Exchange Act of 1934.


U.S. Income Tax Consequences

     Based on management's understanding of existing U.S. income tax laws, the principal consequence of the grant and exercise of non-qualifying stock options is summarized as follows. The grant of non-qualifying options does not ordinarily have any income tax consequences to the optionee. Upon exercise of the option, the optionee will realize ordinary income for income tax purposes equal to the difference between the fair market value of the shares received at the date of exercise less the option price. If the optionee holds the shares for a period of at least one year after the date of exercise, any additional gain or loss will be treated as a long-term capital gain or loss for federal income tax purposes. The Company will ordinarily be entitled to a tax deduction equal to the income recognized only by the U.S. optionees at the date of exercise. Optionees who are not U.S. citizens will need to consult their local tax advisors to determine how the grant and exercise will be treated.

     Approval of the Plan by the shareholders is being sought in order to comply with the Rules of the National Association of Securities Dealers, Inc., regarding issuance of securities, and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, regarding stock option plans.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED ALPNET EXECUTIVE STOCK OPTION PLAN.



                           VOTE NECESSARY FOR APPROVAL

     A majority of the outstanding shares of Common Stock and Common Stock equivalents of the Company represented at the annual meeting shall constitute a quorum of the shareholders. Each matter to be voted upon at the annual meeting for which this proxy statement is provided will be approved and adopted if at least a majority of all outstanding shares of Common Stock and Common Stock equivalents of the Company voted at the meeting are cast in favor of such approval and adoption.


                              SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company by December 6, 1996 to be considered by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                  OTHER MATTERS

     Neither the Company nor any of the persons named as proxies know of matters other than those stated above to be presented and voted on at the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment on such matters.


                                  ANNUAL REPORT

     The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1995 includes the Company's Annual Report on Form 10-K and has been mailed with this proxy statement to shareholders of record as of March 15, 1996, but it is not deemed a part of the proxy soliciting materials.



                              FINANCIAL STATEMENTS

     Financial statements for the Company and its subsidiaries are included in the Annual Report to Shareholders for the Year 1995.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO D. KERRY STUBBS, VICE PRESIDENT FINANCE, ALPNET, INC., 4444 SOUTH 700 EAST, SUITE 204, SALT LAKE CITY, UTAH, 84107-3075, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED WITHOUT CHARGE.   EXHIBITS
TO THE FORM 10-K WILL BE FURNISHED ONLY UPON SPECIFIC REQUEST AND UPON PAYMENT OF A FEE REPRESENTING THE EXPENSES OF FURNISHING ANY SUCH EXHIBITS.

                                              By Order of the Board of Directors


                                                                 D. Kerry Stubbs
                                                                       Secretary
Salt Lake City, Utah
April 1, 1996




                          PROXY FOR 1996 ANNUAL MEETING
                               OF SHAREHOLDERS OF
                                  ALPNET, INC.

                         4444 SOUTH 700 EAST, SUITE 204
                        SALT LAKE CITY, UTAH  84107-3075

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas F. Seal and John W. Wittwer, and each of them, as proxies of the undersigned, with full power of substitution and revocation to each of them, for and in the name of the undersigned to vote all shares of Common Stock of ALPNET, Inc. (the "COMPANY"), which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held on May 23, 1996, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned below, and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" 1, 2 AND 3.

  1.     ELECTION OF DIRECTORS

            FOR all nominees listed below                              WITHHOLD AUTHORITY
            (except as marked to the contrary below)                   To vote for all nominees listed below

         [INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
         NOMINEE'S NAME IN THE LIST BELOW.]

                         Michael F. Eichner, Thomas F. Seal, John W. Wittwer and Jaap van der Meer

  2.     PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP  AS INDEPENDENT AUDITORS
         OF THE COMPANY.

            FOR                                     AGAINST                                    ABSTAIN


  3.     APPROVAL OF EXECUTIVE STOCK OPTION PLAN.

            FOR                                     AGAINST                                    ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  IF NO DIRECTION
IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND OTHERWISE IN THE DISCRETION OF ANY OF THE PROXIES.
                                                                             Please sign exactly as your name appears on the label
                                                                             to the left.  When shares are held by joint tenants,
                                                                             both should sign.  When signing as attorney, executor,
                                                                             administrator, trustee or guardian, please give full
                                                                             title as such.  If a corporation, please sign full
                                                                             corporate name by President or other authorized
                                                                             officer.  If a partnership, please sign in partnership
                                                                             name by authorized person.



                                                                    Stockholder Signature


DATED this         day of                  1996.
PLEASE VOTE, SIGN, DATE, AND RETURN THIS                            Stockholder Signature
PROXY USING THE ENCLOSED ENVELOPE.                                  (Joint Signature if Applicable)
